Dear Members,
The financial markets are preparing for the expected phase-out of the London Interbank Offered Rate (LIBOR) by the end of 2021.
As part of this transition, the Federal Housing Finance Agency (FHFA) recently issued a supervisory letter to all Federal Home Loan Banks (FHLBanks). The FHFA, which regulates the FHLBanks, has required that by March 31, 2020, the FHLBanks cease entering into new LIBOR referenced instruments with maturities beyond December 31, 2021.
FHLBank Boston announced to members in January of this year that it was temporarily limiting the maturities of certain advances that are tied to LIBOR to December 31, 2021 including: Capped Floater Advance, Classic Plus Cap Advance, Collar Advance, Corridor Advance, Curve Flattener Advance, Curve Steepener Advance, Expander Advance, Flipper Advance, Flipper Advance with Guaranteed Flip, HLB-Option Advance, HLB-Option Plus Cap Advance, Knockout Advance, LIBOR-Indexed Advance, and Slider Advance. As a result of the recently issued FHFA supervisory letter, FHLBank Boston is now permanently limiting the maturities of these advances to December 31, 2021. We are working to reintroduce some of these advances once we have the ability to fund, hedge and/or index them to an alternative to LIBOR.
The full letter from the FHFA is available for your reference at
https://www.fhfa.gov/Media/PublicAffairs/PublicAffairsDocuments/Supervisory-Letter_Planning-for-LIBOR-Phase-Out.pdf.

The 11 FHLBanks are participating in industry-wide efforts to facilitate an orderly transition to an alternative reference rate. Each FHLBank has developed a multi-year plan to reduce its LIBOR exposures over time.
As we prepare for this transition, we also want to ensure that you, our members, are as prepared as possible. The following resource regarding the LIBOR transition is available: http://info.fhlbboston.com/Results_Issue5_HotTopics.html.
We will provide you with ongoing updates as new information and resources become available. If you have questions regarding this communication or would like more details on the LIBOR transition, please contact your relationship manager.
Sincerely,
M. Susan Elliott
EVP/Chief Business Officer